UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

of  the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2005

BRADLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in charter)

Delaware	1-31680	22-2581418
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)	Identification No.)

383 Route 46 West, Fairfield, New Jersey	07004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 882-1505

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

        Bradley Pharmaceuticals, Inc. filed a Current Report on Form 8-K on June 7, 2005 with respect to, among other matters, an anticipated credit facility, which Report is amended by this Form 8-K/A.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

        Bradley Pharmaceuticals, Inc. (the “Company”) today announced an update as to the anticipated timing of its establishment of a replacement credit facility led by Wachovia Bank, National Association, the administrative agent for the lenders that are party to the Company’s current $125 million credit facility. This new facility is currently the subject of commitment documents with Wachovia that anticipate a closing by November 9, 2005, rather than the first half of the third quarter as previously announced by the Company in June 2005. This refinancing should permit the Company to satisfy in its entirety all obligations under its 4% Convertible Senior Subordinated Notes due 2013 (which the Company previously announced are in default and have been accelerated as a result of the Company’s failure to file its Annual Report on Form 10-K) in addition to providing the Company with both term loan and revolving credit facilities. Attached as an exhibit hereto and incorporated herein by reference is the related press release, dated September 22, 2005.

Item 9.01.	Financial Statements and Exhibits.

        The following exhibit is filed pursuant to Item 601 of Regulation S-K:

No.	Description
99.1	Press Release, dated September 22, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ Daniel Glassman Daniel Glassman Chairman of the Board, President and Chief Executive Officer

Dated: September 22, 2005

EXHIBIT LIST

No.	Description
99.1	Press Release, dated September 22, 2005.